                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                   GRACO INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   384109 10 4
                                 (CUSIP Number)


                                February 5, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following page(s))

                                  SCHEDULE 13G
                                  ------------
  CUSIP NO.
        384109 10 4

------------------------------------------------------------------------------
      NAME  OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul M. Torgerson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY
                          1,425,263 (includes 1,290,463 shares held by the Trust
                          U/W Clarissa L. Gray and 134,800 shares held by
                          Greycoach Foundation of which Mr. Torgerson is a
                          director).
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8

       WITH               1,425,263
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,425,263
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

ITEM 1(a).  Name of Issuer
            Graco Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices
            88 - 11/th/ Avenue, NE, Minneapolis, MN  55413-1894

ITEM 2(a).  Names of Persons Filing
            Paul M. Torgerson

ITEM 2(b).  Address of principal business office
            C/O Fairview Health Services, 2450 Riverside Avenue
            Minneapolis, MN 55454-1395

ITEM 2(c).  Citizenship
            USA

ITEM 2(d).  Title of Class of Securities
            Common

ITEM 2(e).  CUSIP Number
            384109 10 4

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13(d)-2(b) or (c), check whether the person filing it is a: Not applicable
            ___________________

ITEM 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)  Amount beneficially owned 1,425,263

            (b)  Percent of class 4.6%

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote 0

                 (ii)  shared power to vote or to direct the vote 1,425,263

                 (iii) sole power to dispose or to direct the disposition of 0

                 (iv) shared power to dispose or to direct the disposition of 1,425,263

ITEM 5.     Ownership of Five Percent or Less of a Class
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not Applicable

ITEM 8. Identification and Classification of Members of the Group Not Applicable, but see Item 2.

ITEM 9.   Notice of Dissolution of Group
          Not Applicable

ITEM 10.  Certification
          _____________________

               The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2002


                                          /s/ Paul M. Torgerson
                                          -----------------------------------
                                          Paul M. Torgerson